SECURITY MUTUAL LIFE
                          INSURANCE COMPANY OF NEW YORK
                   SECURITY MUTUAL BUILDING * 100 COURT STREET
                   P.O. BOX 1625 * BINGHAMTON, NEW YORK 13902
                                 (607) 723-3551

                                   ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Issue Date shown on the Contract Data Page.

The Company will make Annuity Payments to the person or entity designated to receive such Annuity Payments on the Application under "Special Requests" and all references in the Contract to the Annuitant as the recipient of Annuity Payments shall be deemed to refer to such person or entity.

All other terms and conditions of the Contract remain unchanged.

Security Mutual Life Insurance Company of New York has caused this Endorsement to be signed by its President and Secretary.

/s/ F. DAVID MISTRETTA                             /s/ BRUCE W. BOYEA
_______________________Secretary                   ____________________President